Exhibit 99.1

VISX Second Quarter Earnings Grow 133 Percent on 34 Percent Higher Revenue; CustomVue Adoption and Increased Procedure Volume Drive EPS Growth

    SANTA CLARA, Calif.--(BUSINESS WIRE)--July 21, 2004--VISX, Incorporated (NYSE:EYE) today announced financial results for the second quarter and six months ended June 30, 2004.
    Second quarter revenues increased 34 percent to $43.0 million from $32.0 million for the comparable period of 2003. Net income increased 133 percent to $9.5 million, or $0.19 per diluted share, compared with net income of $4.1 million, or $0.08 per diluted share, in the second quarter of 2003.
    Revenues for the six months ended June 30, 2004, increased to $86.8 million compared with $66.4 million for the comparable period of the prior year. Net income increased to $21.3 million, or $0.42 per diluted share, in the first six months of 2004 compared with net income of $9.6 million, or $0.19 per diluted share, in the first six months of 2003.
    License revenue, which generated a 97 percent gross margin, grew 51 percent from the second quarter of 2003. This increase resulted from 18 percent growth in procedure volume compared to the second quarter of last year, as well as higher conversion to the Company's new CustomVue procedure, which represented over 35 percent of total VISX U.S. procedure volume in the quarter.
    "A healthy and growing laser vision correction market continues to drive our revenue and profit," stated Liz Davila, VISX chairman and CEO. "We believe that this growth is directly related to our CustomVue procedure as well as favorable economic conditions. We see further substantiation of the benefits of CustomVue. World-recognized refractive surgeons reported at the recent annual meeting of the American Society of Cataract and Refractive Surgery that customized laser vision correction offers superior results to the standard procedure and has the potential to provide vision better than that which can be achieved with glasses or contacts."
    Davila continued, "Our doctors report routinely that patients are elated with their results and they are referring their friends for the procedure. We believe the scientific data and patient satisfaction will result in higher demand for the CustomVue procedure. A favorable economic environment should drive our procedure growth, yielding continued healthy financial performance."
    VISX generated approximately $8.5 million in cash from operations during the quarter, and now has over $110 million in cash, cash equivalents, and short term investments. The Company repurchased approximately 300 thousand shares of stock in the quarter under its board-approved stock repurchase program.

    Financial Outlook:

    VISX believes that third quarter revenues will be in the range of $40 to $43 million. EPS is expected to grow 70 to 90 percent over the third quarter of the prior year and be in the range of $0.17 to $0.19 for the quarter.
    For the full year, VISX has increased its guidance and is now targeting revenue growth of 17% to 20% and EPS growth of 70% or greater compared with 2003, yielding revenue in the range of $169 to $173 million and earnings per diluted share of $0.78 to $0.81.

    About CustomVue Laser Vision Correction:

    CustomVue laser vision correction employs a diagnostic laser system that analyzes the optical errors in the eye. Much like a fingerprint, each person's visual error is unique and can now be captured through the use of the VISX WaveScan System. The information is digitally recorded, transferred to the VISX STAR Laser System and the CustomVue laser vision correction procedure is customized based on the specific refractive errors of the individual. With the new CustomVue product, ophthalmologists can correct aberrations, or imperfections, of the eye that previously were not measured. This means that custom technology has the potential to improve vision beyond correction with contacts and glasses.

    Conference Call:

    VISX management will discuss its second quarter financial results on a conference call at 4:30 p.m. eastern time on July 21, 2004. The call will be Webcast live at www.visx.com and will be available for a period of one week following the call. A telephone rebroadcast of the call will also be available for one week following the conclusion of the call. To access the rebroadcast via telephone, call 888-203-1112. International callers should call 719-457-0820. Enter reservation number 136731.

    About VISX:

    VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. Ophthalmologists have performed over 6 million procedures using VISX Systems, reducing or eliminating completely the need for contacts or glasses. Additional information on VISX can be found on the worldwide web at www.VISX.com.

    This press release contains certain forward-looking statements based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this release, including statements respecting the Company's belief that scientific data and patient satisfaction will result in higher demand for the CustomVue procedure, that a favorable economic environment should drive our procedure growth and yield continued healthy financial performance, that third quarter revenues will be in the range of $40 million to $43 million, that EPS is expected to grow 70 to 90 percent and be in the range of $0.17 to $0.19 for the third quarter, and that for the full year, revenue will grow 17% to 20% and EPS will grow 70% or greater compared with 2003, yielding revenue in the range of $169 to $173 million and earnings per diluted share of $0.78 to $0.81, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the fact that market acceptance of our products, and particularly of CustomVue, is uncertain and depends on broad acceptance by physicians and patients, that intense competition in the laser vision correction industry could result in the loss of customers, an inability to attract new customers, or a decrease in prices for our products, that we face risks due to our reliance on sales in international markets, that we are subject to extensive governmental regulation, which increases our costs and could prevent us from selling our products, that the possibility of long-term side effects and adverse publicity regarding laser correction surgery could seriously harm our business, that we have and may become subject to product liability claims, that adverse economic conditions may cause our revenues to decline, and that expenses are relatively fixed in the short term and declines in revenue would have an immediate impact on earnings per share. Further information on risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Annual Report on Form 10K for the year ended December 31, 2003 and VISX Form 10-Q for the quarter ended March 31, 2004. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events, or otherwise.

    Editors' Note: VISX, VISX STAR, VISX WaveScan, WaveScan, and
CustomVue are trademarks of VISX, Incorporated.


                          VISX, Incorporated
            Condensed Consolidated Statement of Operations
               (In thousands, except per share amounts)

                         Three Months Ended       Six Months Ended
                       ----------------------- -----------------------
                        6/30/2004   6/30/2003   6/30/2004   6/30/2003
                       ----------- ----------- ----------- -----------
                       (unaudited) (unaudited) (unaudited) (unaudited)
License and other
 revenues              $   30,231  $   20,064  $   62,718  $   39,741
System revenues             7,303       7,681      13,379      17,607
Service and parts
 revenues                   5,442       4,241      10,684       9,071
                       ----------- ----------- ----------- -----------

    Total revenues         42,976      31,986      86,781      66,419
                       ----------- ----------- ----------- -----------

Cost of revenues           11,706      11,390      21,575      24,214
Selling, general and
 administrative            10,475      10,854      20,232      20,308
Research, development
 and regulatory             5,451       4,789      10,495       8,835
                       ----------- ----------- ----------- -----------

    Total costs and
     expenses              27,632      27,033      52,302      53,357
                       ----------- ----------- ----------- -----------

    Income from
     operations            15,344       4,953      34,479      13,062

Interest and other
 income, net                  458       1,818         786       2,761
                       ----------- ----------- ----------- -----------

    Income before
     provision for
     income taxes          15,802       6,771      35,265      15,823

Provision for income
 taxes                      6,258       2,673      13,965       6,249
                       ----------- ----------- ----------- -----------

    Net Income         $    9,544  $    4,098  $   21,300  $    9,574
                       =========== =========== =========== ===========

Earnings per share
    Basic              $     0.19  $     0.08  $     0.44  $     0.19
                       ----------- ----------- ----------- -----------

    Diluted            $     0.19  $     0.08  $     0.42  $     0.19
                       =========== =========== =========== ===========

Shares used for
 earnings per share
    Basic                  48,996      50,076      48,834      50,705
                       ----------- ----------- ----------- -----------

    Diluted                50,832      51,406      50,622      51,601
                       =========== =========== =========== ===========



              Condensed Consolidated Balance Sheet
                          (In thousands)

                                               6/30/2004   12/31/2003
                                              ----------- ------------
                                              (unaudited) (unaudited)
Cash, cash equivalents and short-term
 investments                                  $  114,252  $    86,076
Accounts receivable, net                          25,321       27,432
Inventories                                       12,707       11,219
Other current assets                              18,240       20,477
                                              ----------- ------------

    Current assets                               170,520      145,204

Property and equipment, net                        3,924        3,851
Long-term deferred tax and other assets           12,704       14,908
                                              ----------- ------------

    Total assets                              $  187,148  $   163,963
                                              =========== ============

Accounts payable                              $    5,306  $     3,442
Accrued liabilities                               35,226       34,722
                                              ----------- ------------

    Current liabilities                           40,532       38,164

Stockholders' equity                             146,616      125,799
                                              ----------- ------------

    Total liabilities and stockholders'
     equity                                   $  187,148  $   163,963
                                              =========== ============

    CONTACT: VISX, Incorporated
             Jackie Cossmon, 408-773-7600
             ir@visx.com